UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 19, 2010

SHORE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-22345	52-1974638
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

18 East Dover Street, Easton, Maryland 21601
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (410) 822-1400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of CertainOfficers.

(e)           Compensatory Arrangements.

On April 19, 2010, the Compensation Committee of the Board of Directors of Shore Bancshares, Inc. (the “Company”) adopted a Management Incentive Plan to provide non-equity (cash) incentive compensation opportunities for certain executive officers of the Company and its subsidiaries (the “MIP”).  The MIP, which will continue in effect until terminated by the Compensation Committee, replaces the previously-disclosed annual incentive plan that was adopted each year.  The terms of the MIP are identical in all material respects to the terms of the annual plan.

The MIP is administered by the Compensation Committee, and executives chosen to participate will be recommended by the Company’s President/CEO and approved by the Committee.  The Compensation Committee may amend or terminate the MIP at any time by giving participants 30 days’ written notice.

Under the MIP, a participating executive officer will receive an award payout if the Company meets its net income target for the plan year and the participant meets his or her performance target for the plan year.  Each award opportunity is expressed as a percentage of the participant’s prior year-end annual salary level.  Target awards are weighted between the Company’s net income and the participant’s individual performance (see Schedule A of the MIP), and each component is subject to an upward adjustment (up to 150%) when performance exceeds targeted expectations and to a downward adjustment (down to 0%) when performance falls below targeted expectations (see Schedule B of the MIP), all as described in the MIP.  The Company’s annual net income target and the participant’s individual performance target will be approved by the Compensation Committee at the beginning of each plan year after reviewing the recommendations of the Company’s President/CEO and the Chairman of the Compensation Committee.

Awards earned for a plan year will be paid no later than March 15th of the following year. If a participant’s employment terminates because of death, a permanent disability, retirement or involuntary termination other than for cause, then the participant or his or her estate will be eligible to receive a pro rated award for the plan year, which will be paid at the time all other awards are paid.  A participant will forfeit an award opportunity if he or she voluntarily terminates employment or if the Company terminates his or her employment for cause.

If the Compensation Committee terminates the MIP, then participants will be eligible to receive awards for that plan year to the extent earned, which will be calculated as of the date of termination and paid as soon as practicable after the end of the plan year.

At the time the Compensation Committee adopted the MIP, it also granted 2010 award opportunities to each of the Company’s named executive officers (as defined in Item 402 of the Securities and Exchange Commission’s Regulation S-K).  For W. Moorhead Vermilye, President/CEO, the incentive award was set at 75% of annual salary, weighted 50%/50% between the Company net income target and individual performance, respectively.  For Lloyd L. Beatty, COO, the incentive award was set at 40% of annual salary, weighted 50%/50% between the Company net income target and individual performance, respectively.  For Susan E. Leaverton, CFO, the incentive award was set at 40% of annual salary, weighted 40%/60% between the Company net income target and individual performance, respectively.  For William W. Duncan, Jr., President/CEO of The Talbot Bank of Easton, Maryland, the incentive award was set at 50% of annual salary, weighted 40%/60% between the Company net income target and individual performance, respectively.  For F. Winfield Trice, Jr., President/CEO of The CNB, the incentive award was set at 30% of annual salary, weighted 40%/60% between the Company net income target and individual performance, respectively.  The following table provides information about the amounts that may be paid to the named executive officers for 2010:

2010 GRANTS OF PLAN-BASED AWARDS
Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($)	Target ($)	Maximum ($)
Mr. Vermilye	121,500	243,000	364,500

Mr. Beatty	58,800	117,600	176,400

Ms. Leaverton	31,320	62,640	93,960

Mr. Duncan	71,025	142,050	213,075

Mr. Trice	33,345	66,690	100,035

A copy of the MIP, the schedules to which set forth the award opportunities for 2010, is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

10.1           Shore Bancshares, Inc. Management Incentive Plan (filed herewith)

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHORE BANCSHARES, INC.

Dated: April 19, 2010	By:	/s/ W. Moorhead Vermilye
W. Moorhead Vermilye
President and CEO

EXHIBIT INDEX

Exhibit
Number                      Description

10.1	Shore Bancshares, Inc. Management Incentive Plan (filed herewith).